Exhibit 10.1

FIRST AMENDMENT

OF THE

H.B. FULLER COMPANY

DEFINED CONTRIBUTION RESTORATION PLAN

(2008 Amendment and Restatement)

H.B. Fuller Company (the “Company”) has heretofore adopted the H.B. Fuller Company Defined Contribution Restoration Plan (the “Plan”) which Plan, as amended and restated, is now in full force and effect. The Company now wishes to amend the Plan in certain respects and, to accomplish this, the Compensation Committee of the Board of Directors of the Company, acting pursuant to Sections 9.1 and 11.1.3 of the Plan, has approved and adopted the following Plan amendment:

1. Definition of Measuring Option(s). Section 1.2.17 of the Plan is amended in its entirety, to read as follows:

“1.2.17 Measuring Option(s) — the investment option(s) determined from time to time in the sole discretion of the Committee which may be elected by the Participant to measure the value of credits in the Participant’s Account. In the absence of a specific determination by the Committee, the value of the Participant’s Account shall be increased daily by an amount equal to the quotient obtained by dividing: (a) the product of the balance in the Participant’s Account prior to the increase, multiplied by one-twelfth (1/12) of the annual prime rate for corporate borrowers quoted on the first business day of the current month by the Wall Street Journal; by (b) the number of calendar days in the current month.”

2. Effective Date. This Amendment is effective as of January 1, 2008.

3. Savings Clause. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.

H.B. FULLER COMPANY

Dated: 4/28/2008	/s/ Michele Volpi
President and Chief Executive Officer